   As filed with the Securities and Exchange Commission on December 22, 1998


                                                      Registration No. 333-69355
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549
                                  ____________

                        POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                   uBID, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           Delaware                                         33-0775328
 (State or Other Jurisdiction                           (I.R.S. Employer
 of Incorporation or Organization)                      Identification No.)

                                2525 Busse Road
                       Elk Grove Village, Illinois  60007
          (Address of Principal Executive Offices, Including Zip Code)

                     uBid, Inc. 1998 Stock Incentive Plan
 Stock Option Agreement dated December 4, 1998 between uBid, Inc. and
                               Brian A. Williams
                             (Full Title of Plans)

                                Gregory K. Jones
                            Chief Executive Officer
                                   uBID, Inc.
                                2525 Busse Road
                       Elk Grove Village, Illinois  60007
                    (Name and Address of Agent For Service)

                                 (847) 860-5000
         (Telephone Number, Including Area Code, of Agent For Service)
               __________________________________________________

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                   Amount          Proposed Maximum     Proposed Maximum      Amount of
   Title of Securities             to be            Offering Price     Aggregate Offering    Registration
    to be Registered           Registered (1)        Per Share (3)          Price (3)            Fee
---------------------------------------------------------------------------------------------------------

Common Stock, $.001          1,832,470 shares (2)            $34.56           $63,330,163         $17,606
par value per share
                               10,000 shares                 $15.00           $   150,000         $    42
=========================================================================================================

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.
(2) Reflects a reverse split of approximately .73298-for-one of the Registrant's Common Stock effected on November 30, 1998.

(3) Estimated solely for purposes of calculating the registration fee. Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of (i) the average of the high and low prices reported on the Nasdaq Stock Market on December 14, 1998 and (ii) the exercise price of options granted pursuant to the Stock Option Agreement between the Registrant and Brian Williams.

================================================================================

                               EXPLANATORY NOTE

     The Registration Statement on Form S-8 (No. 333-69355) of uBid, Inc. (the "Registrant") is being re-filed in its entirety as Post-Effective Amendment No. 1 to Form S-8 to correct the original filing made by the Registrant's Financial Printer (the "Printer") on behalf of the Registrant on December 21, 1998. The original filing was made by the Printer in error without authorization by the Registrant and prior to the inclusion of information necessary to complete the Form S-8 Registration Statement.

                                     PART I

                          INFORMATION REQUIRED IN THE
                            SECTION 10(a) PROSPECTUS

   The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act").

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

   The following documents filed by uBid, Inc. (the "Registrant" or "Company") with the Commission are incorporated by reference herein:

   (a) The Registrant's Registration Statement on Form S-1 (No. 333-58447), together with all amendments thereto, which was declared effective by the Commission on December 3, 1998, including Post-Effective Amendment No. 1 thereto, filed with the Commission on December 9, 1998, which became effective by virtue of Rule 462(d) under the Securities Act on December 9, 1998 (as amended, the "S-1 Registration Statement").

   (b) The Registrant's Prospectus, dated December 3, 1998, filed with the Commission pursuant to Rule 424(b) under the Securities Act in connection with the S-1 Registration Statement, in which there are set forth audited financial statements for the Registrant for the period ended September 30, 1998.

   (c) The description of the Registrant's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on November 30, 1998 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

   All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

   Not applicable.

Item 5.  Interests of Named Experts and Counsel.

   Not applicable.

Item 6.  Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     The Registrant's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Registrant will indemnify its directors and officers, and may indemnify any of its employees and agents, to the fullest extent permitted by Delaware law. The Registrant is generally required to indemnify its directors and officers for all judgments, fines, penalties, settlements, legal fees and other expenses incurred in connection with pending, threatened or completed legal proceedings because of the director's or officer's position with the Registrant or another entity that the director or officer serves at the Registrant's request, subject to certain conditions on advance funds to its directors and officers to enable them to defend against such proceedings.

     The DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     The Amended and Restated Certificate of Incorporation contains a provision that is designed to limit the director's liability to the extent permitted by the DGCL and any amendments thereto. Specifically, directors will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as a result of: (i) any breach of the duty of loyalty to the Registrant or its stockholders; (ii) actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) payment of an improper dividend or improper repurchase of the Registrant's stock under Section 174 of the DGCL; or (iv) actions or omissions pursuant to which the director derived an improper personal benefit. The principal effect of the limitation of liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of the Company unless the stockholder can demonstrate one of the specified bases for liability. The provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. The Amended and Restated Certificate of Incorporation does not eliminate a director's duty of care.

     The Purchase Agreement among the Registrant, Creative Computers, Inc. (the "Parent") and the several underwriters provides for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

     The Separation and Distribution Agreement by and between the Company and the Parent provides for indemnification by the Registrant of the Parent and its directors, officers and employees for certain liabilities, including liabilities under the Securities Act.

Item 7.  Exemption From Registration Claimed.

   Not applicable.

Item 8.  Exhibits.

     4.1 Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form S-1 (No. 333-58447), as amended).

     4.2 Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant's Registration Statement on Form S-1 (No. 333-58447), as amended).

     4.3 Specimen Certificate representing shares of the Common Stock of the Registrant (incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-1 (No. 333-58447), as amended).

     4.4 Registration Rights Agreement by and between the Registrant and Creative Computers, Inc. (incorporated by reference to Exhibit 4.2 of the Registrant's Registration Statement on Form S-1 (No. 333-58447), as amended).

     4.5 Registration Rights Agreement by and between the Registrant and Frank Khulusi and Sam Khulusi (incorporated by reference to Exhibit 4.3 of the Registrant's Registration Statement on Form S-1 (No. 333-58447), as amended).

     4.6  uBid, Inc. 1998 Stock Incentive Plan (incorporated by reference to
          Exhibit 10.7 of the Registrant's Registration Statement on Form S-1 (No. 333-58447), as amended).

     4.7 Stock Option Agreement, dated December 4, 1998, between the Registrant and Brian A. Williams.

     5.1  Opinion of Morrison & Foerster LLP.

     23.1 Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

     23.2 Consent of Ernst & Young LLP.

     24.1 Power of Attorney (included on signature pages hereof).

Item 9.  Undertakings.

   (a) Rule 415 Offering.
       ------------------

       The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) Filings Incorporating Subsequent Exchange Act Documents by Reference.
       ---------------------------------------------------------------------

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Request for Acceleration of Effective Date or Filing of Registration
       --------------------------------------------------------------------
Statement on Form S-8.
----------------------

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elk Grove Village, State of Illinois, on December 16, 1998.

                              uBID, INC.

                              By: /s/ Gregory K. Jones
                                  -------------------------------------
                                  Gregory K. Jones
                                  Chairman of the Board, President and
                                  Chief Executive Officer



                               POWER OF ATTORNEY

   Each person whose signature appears below hereby constitutes and appoints Gregory K. Jones his or her true and lawful attorney-in-fact and agent, with the full power of substitutions and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

        Signature                Title                                Date
        ---------                -----                                ----


  /s/ Gregory K. Jones     Chairman of the Board,              December 16, 1998
------------------------   President and Chief
  Gregory K. Jones         Executive Officer
                           (Principal Executive Officer)


  /s/ Thomas E. Werner     Vice President and Chief            December 16, 1998
------------------------   Financial Officer (Principal
  Thomas E. Werner         Financial and Accounting Officer)


  /s/ Frank F. Khulusi     Director                            December 16, 1998
------------------------
  Frank F. Khulusi

  /s/ Howard A. Tullman          Director                 December 16, 1998
--------------------------
    Howard A. Tullman


  /s/ Norman H. Wesley           Director                 December 15, 1998
--------------------------
    Norman H. Wesley

                                 EXHIBIT INDEX


Exhibit Number                           Description
--------------                           -----------
     4.1*       Amended and Restated Certificate of Incorporation of Registrant.
     4.2*       Amended and Restated Bylaws of Registrant.
     4.3*       Specimen Certificate representing shares of the Common Stock of the
                Registrant.
     4.4*       Registration Rights Agreement by and between the Registrant and
                Creative Computers, Inc.
     4.5*       Registration Rights Agreement by and between the Registrant and Frank
                Khulusi and Sam Khulusi.
     4.6*       uBid, Inc. 1998 Stock Incentive Plan.
     4.7        Stock Option Agreement, dated December 4, 1998, between the Registrant and Brian A. Williams.
     5.1        Opinion of Morrison & Foerster LLP.
    23.1        Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
    23.2        Consent of Ernst & Young LLP.
    24.1        Power of Attorney (included on signature pages hereof).




* Incorporated by reference to the Registrant's Registration Statement on Form S-1 (No. 333-58447), as amended.